410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Increased Quarterly Dividends

CHICAGO-(June 14, 2017)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.23 per share of the Company’s Common Stock and $0.173 per share of the Company’s Class B Stock, an approximate 5% increase for both classes of stock.

The dividends declared today will be payable on September 1, 2017 to stockholders of record at the close of business on August 18, 2017. The Company has paid cash dividends continuously since 1974. Today’s declaration marks the fourteenth consecutive year Oil-Dri has increased dividends.

The Company expects to release earnings for its fourth quarter of fiscal 2017 after the close of the U.S. stock market on Tuesday, October 10, 2017 and to host an Investor Teleconference on Wednesday, October 11, 2017. Teleconference details will be communicated via web alert approximately one week prior to the call.

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While granular clay floor absorbents were Oil-Dri’s founding product, it has since diversified its portfolio to include both consumer and business to business product offerings that supply pet care, animal health, fluids purification, agricultural ingredient, sports field, industrial and automotive markets. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

Reagan B. Culbertson
Investor Relations Manager
reagan.culbertson@oildri.com
(312) 706 3256